Exhibit 99.1

151 S. El Camino Dr.

Beverly Hills, CA 90212

www.kennedywilson.com

NEWS RELEASE

KENNEDY WILSON ANNOUNCES $300 MILLION PERPETUAL PREFERRED EQUITY INVESTMENT FROM FAIRFAX FINANCIAL

Fairfax boosts target for debt investment platform to $5 billion

BEVERLY HILLS, Calif. (February 23, 2022) –Fairfax Financial Holdings Limited, through its affiliates (collectively, “Fairfax”), has agreed to make a $300 million strategic preferred equity investment in global real estate investment company Kennedy Wilson (NYSE:KW). Kennedy Wilson expects to use the proceeds to fund its development pipeline and real estate investments, as well as pay off its unsecured bank borrowings in full.

Along with the equity investment, Fairfax has increased its first mortgage target within Kennedy Wilson’s debt investment platform by $3 billion to $5 billion. Kennedy Wilson expects to have an approximate 5% interest in future debt investments within the platform while earning customary fees in its role as asset manager. In addition to the $2 billion already invested across Kennedy Wilson’s global debt platform, there is now approximately $4 billion in additional investment capacity with a strong pipeline of future opportunities.

“We are excited to expand our long-standing relationship with Fairfax through this preferred equity investment and debt investment platform expansion, which highlights the strength of our investment strategy as we continue growing our global business,” said William McMorrow, Chairman and CEO at Kennedy Wilson. “This new permanent capital will provide us flexibility as we grow our income-producing portfolio and complete our development projects.”

“We are pleased to make this new investment in Kennedy Wilson and to build on our outstanding partnership that dates back to 2010,” said Prem Watsa, Chairman and CEO of Fairfax. “We believe in their global business model, the strength of their high-quality, income-generating assets, and their best-in-class management team.”

Under the terms of the agreement, Fairfax is purchasing $300 million in perpetual preferred stock that carries a 4.75% annual dividend rate and is callable by Kennedy Wilson at any time. Additionally, Fairfax acquired 7-year warrants for approximately 13.0 million common shares with an initial strike price of $23.00 per share, based on Kennedy Wilson’s closing price on February 9, 2022, and representing a premium of 2% to the daily volume weighted average price per share of Kennedy Wilson’s common stock over the past 20 trading days.

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Kennedy Wilson and Fairfax began their relationship in 2010 when Fairfax made a $100 million equity investment in Kennedy Wilson. Over the past decade, the companies have partnered on $8 billion in aggregate acquisitions, including approximately $5 billion of real estate related debt investments. Fairfax currently has an equity ownership interest in Kennedy Wilson of approximately 9%.

J.P. Morgan acted as exclusive placement agent and Latham & Watkins LLP acted as legal advisor to Kennedy Wilson. Shearman & Sterling LLP acted as legal advisor to Fairfax.

The transaction is subject to customary closing conditions.

About Kennedy Wilson

Kennedy Wilson (NYSE:KW) is a leading global real estate investment company. We own, operate, and invest in real estate through our balance sheet and through our investment management platform. We focus on multifamily and office properties located in the Western U.S., U.K., and Ireland. For further information on Kennedy Wilson, please visit: www.kennedywilson.com.

KW-IR

Special Note Regarding Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of U.S. federal securities laws. These forward-looking statements are estimates that reflect our management’s current expectations, are based on assumptions that may prove to be inaccurate and involve known and unknown risks. Accordingly, our actual results or performance may differ materially and adversely from the results or performance expressed or implied by these forward-looking statements, including for reasons that are beyond our control. For example, we may not be able to maintain our current acquisition or disposition pace or identify future properties to acquire on terms we consider attractive, and our current property portfolio may not perform as expected. Accordingly, you should not unduly rely on these statements, which speak only as of the date of this press release. We assume no duty to update the forward-looking statements, except as may be required by law.

Investors

Daven Bhavsar, CFA

Vice President of Investor Relations

+1 (310) 887-3431

dbhavsar@kennedywilson.com

Media

Emily Heidt

Director of Public Relations

+1 (310) 887-3499

eheidt@kennedywilson.com

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